Exhibit 99.1

Armstrong World Industries Reports

First Quarter 2020 Results

Key Highlights

•	Net sales of $248.7 million, up 3% versus the prior year quarter
•	Operating income of $76.0 million, up 39% versus the prior year quarter
•	$1 billion pension risk transfer results in $374.4 million non-cash charge to non-operating income
•	Adjusted EBITDA and EPS grew 5% and 10%, respectively, versus the prior year quarter
•	Withdrawing and suspending 2020 guidance due to COVID-19

LANCASTER, Pa., April 27, 2020 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions, today reported financial results for the first quarter of 2020.

COVID-19 Update

In response to the COVID-19 pandemic, AWI has taken numerous actions to support all of its stakeholders, while operating within CDC guidelines and maintaining a safe working environment for employees and business partners. Manufacturing operations have altered crewing; adjusted line speeds; reconfigured work and common areas; installed barriers to maintain recommended social distancing; and increased the frequency with which facilities are cleaned. Corporate and sales staffs are working remotely, and an extended emergency leave process has been instituted and made available for all employees. The Company remains focused on serving and supporting customers, particularly priority healthcare projects.

As demand slowed in April, AWI implemented appropriate measures to reduce production and manage inventory while maintaining service levels. The Company is also working closely with suppliers and distribution partners to ensure adequate raw material and finished goods inventory at appropriate locations. To date, there have been no significant interruptions in the supply chain. Overall, all of the Company’s responsive actions are being deployed and phased in a manner designed to maximize safety, minimize disruption and allow for timely and full scale reactivation when market and public health conditions improve.

AWI has also taken steps to address the financial implications of COVID-19, including restricting travel, reducing spending, suspending hiring, deferring non-essential and non-growth oriented capital investments, and temporarily suspending the Company’s share repurchase program. AWI is withdrawing and suspending 2020 financial guidance, but its regular quarterly dividend remains unchanged.

“While first quarter results came in broadly as expected, our focus has shifted to the impacts of COVID-19 and the safety and well-being of all of our stakeholders,” said Vic Grizzle, President and CEO of AWI. “Safety has always been a non-negotiable operating principle at Armstrong, and while COVID-19 presents significant challenges, our teams are delivering. Our employees have worked methodically, collaboratively and with great agility to adapt our processes to enable social distancing and to operate within CDC guidelines across our entire network. Staying closely connected with customers and employees remains a top priority, and teams in every part of our business are using digital tools to manage this transition as seamlessly as possible. I’m particularly proud of how our manufacturing teams have been able to prioritize and serve a surge in orders that support life-sustaining healthcare facility expansions and re-purposing spaces for medical use. Armstrong is a strong company with a 160 year history, an experienced leadership team, a strong balance sheet, and a deep set of core values. Armstrong has weathered crises in the past and we will weather this one as well.”

First Quarter Results from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended March 31,
	2020	2019	Change
Net sales	$248.7	$242.1	2.7%
Operating income	$76.0	$54.7	38.9%
(Loss) earnings from continuing operations	$(222.6)	$36.4	Unfavorable
Diluted (loss) earnings per share	$(4.64)	$0.73	Unfavorable

Net sales increased compared to the prior year quarter, driven by higher volumes in the Architectural Specialties segment as well as higher Mineral Fiber volume, partially offset by unfavorable Mineral Fiber AUV. The unfavorable AUV was driven by mix due to volume growth in Latin America and the Big Box channel which have lower AUV than the Mineral Fiber segment average.

Operating income increased over the prior year quarter, driven primarily by lower SG&A expenses, volume growth in the Architectural Specialties segment and manufacturing productivity. The decrease in SG&A expenses for the first quarter of 2020 as compared to the same period in 2019 was driven primarily by a $20 million decrease in legal and professional fees incurred in the first quarter of 2019.

Additional (non-GAAP*) Financial Metrics from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended March 31,
	2020	2019	Change
Adjusted EBITDA	$97	$92	5.2%
Adjusted net income	$54	$49	8.7%
Adjusted diluted earnings per share	$1.10	$1.00	10.4%
Adjusted free cash flow	$36	$18	105.6%

* The Company uses the above non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods.  The Company also believes that the adjustments help users of our financial information understand the effect of those adjusted items on our selected reported results and provide useful alternative measurements of performance.  See Supplemental Reconciliations of GAAP to non-GAAP results (below) for a breakdown of the adjustments and a reconciliation of the selected reported results to these non-GAAP measures.

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2020	2019	Change
Adjusted EBITDA
Mineral Fiber	$87	$82	6.1%
Architectural Specialties	10	10	(2.1)%
Consolidated Adjusted EBITDA	$97	$92	5.2%

Consolidated adjusted EBITDA improved 5% in the first quarter when compared to the same prior year period, driven by volume growth in the Architectural Specialties segment, manufacturing productivity, and lower SG&A expenses, offset partially by unfavorable AUV fall-through to profit in the Mineral Fiber segment.

First Quarter Segment Highlights

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2020	2019	Change
Net sales (as reported)	$197.7	$196.7	0.5%
Operating income (as reported)	$70.0	$47.6	47.1%
Adjusted EBITDA	$87	$82	6.1%

Mineral Fiber net sales increased due to higher volume, partially offset by unfavorable AUV. The unfavorable AUV was driven by mix due to volume growth in Latin America and the Big Box channel which have lower AUV than the Mineral Fiber segment average.

Operating income increased in the first quarter of 2020 primarily due to a $20 million decrease in legal and professional fees associated with the 2019 litigation matter with Rockfon and a $4 million decrease in manufacturing costs. Also contributing to the increase in operating income was lower incentive and deferred compensation expenses partially offset by the negative impact of lower AUV driven by mix due to volume growth in Latin America and the Big Box channel.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2020	2019	Change
Net sales (as reported)	$51.0	$45.4	12.3%
Operating income (as reported)	$7.5	$9.2	(18.1)%
Adjusted EBITDA	$10	$10	(2.1)%

Net sales in Architectural Specialties grew from higher sales volume from the recent acquisition of ACGI, partially offset by unfavorable project timing.

Operating income decreased due to additional investments in selling and design capacities and the integration of recent acquisitions, partially offset by the positive impact of higher sales volume.

Unallocated Corporate

Unallocated corporate expense of $1.5 million decreased from $2.1 million in the prior year quarter, primarily due to the absence of depreciation and amortization related to our idled mineral fiber plant in China.

Pension Plan Annuitization

During the first quarter of 2020, the Company entered into an agreement to transfer approximately $1 billion of outstanding retiree pension benefit obligations and administration related to approximately 10,000 retirees and beneficiaries under its U.S. Retirement Income Plan (“RIP”) to Athene Annuity and Life Company and Athene Annuity & Life Assurance Company of New York.  As a result of the transaction, the Company recorded a non-cash expense of $374.4 million in the first quarter of 2020 as a component of non-operating expense to reflect a partial plan settlement charge. The Company did not make any cash contributions to the RIP as a result of the transaction.

Market Outlook and 2020 Guidance

“Given external uncertainty and the high levels of variability in our financial scenario modeling, we have withdrawn our financial guidance for 2020.  We currently expect, however, to generate a free cash flow margin of 22-25% this fiscal year, consistent with the range of outcomes in our current 2020 models,” said Brian MacNeal, CFO of AWI. “With a strong balance sheet, ample liquidity, and no meaningful debt maturities until 2024, we are well positioned to navigate through the impact of COVID-19.”

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss first quarter 2020 results. This event will be broadcast live on the Company's website. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click Investors. The replay of this event will also be available on the Company's website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” section of our report on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended March 31, 2020 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions in the Americas. With over $1 billion in revenue, AWI has approximately 2,500 employees and a manufacturing network of 12 active facilities.  For more information, visit www.armstrongceilings.com.

Additional forward looking non-GAAP metrics are available on the Company’s website at www.armstrongceilings.com under the Investors tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions, except for per-share amounts, quarterly data is unaudited)

	For the Three Months Ended March 31,
	2020	2019
Net sales	$248.7	$242.1
Cost of goods sold	157.4	150.7
Gross profit	91.3	91.4
Selling, general and administrative expenses	34.8	55.6
Equity earnings from joint venture	(19.5)	(18.9)
Operating income	76.0	54.7
Interest expense	6.7	10.4
Other non-operating expense (income), net	369.4	(5.5)
(Loss) earnings from continuing operations before income taxes	(300.1)	49.8
Income tax (benefit) expense	(77.5)	13.4
(Loss) earnings from continuing operations	(222.6)	36.4
Net (loss) gain from discontinued operations	(3.6)	2.7
Net (loss) earnings	$(226.2)	$39.1

(Loss) earnings per diluted share of common stock, continuing operations	$(4.64)	$0.73

(Loss) earnings per diluted share of common stock, discontinued operations	$(0.07)	$0.05

Net (loss) earnings per diluted share of common stock	$(4.71)	$0.78

Average number of diluted common shares outstanding	48.0	49.5

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net Sales
Mineral Fiber	$197.7	$196.7
Architectural Specialties	51.0	45.4
Total net sales	$248.7	$242.1

	Three Months Ended
	March 31,
	2020	2019
Segment operating income (loss)
Mineral Fiber	$70.0	$47.6
Architectural Specialties	7.5	9.2
Unallocated Corporate	(1.5)	(2.1)
Total consolidated operating income	$76.0	$54.7

Selected Balance Sheet Information

(Amounts in millions)

	March 31, 2020	December 31, 2019
Assets
Current assets	$345.4	$244.4
Property, plant and equipment, net	521.3	524.6
Other noncurrent assets	723.6	724.3
Total assets	$1,590.3	$1,493.3
Liabilities and shareholders’ equity
Current liabilities	$169.8	$155.2
Noncurrent liabilities	1,050.1	973.2
Equity	370.4	364.9
Total liabilities and shareholders’ equity	$1,590.3	$1,493.3

Selected Cash Flow Information

(Amounts in millions)

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
Net (loss) earnings	$(226.2)	$39.1
Other adjustments to reconcile net (loss) earnings to net cash provided by operating activities	283.4	(0.9)
Changes in operating assets and liabilities, net	(31.5)	(23.5)
Net cash provided by operating activities	25.7	14.7
Net cash provided by (used for) investing activities	9.9	(38.0)
Net cash provided by (used for) financing activities	66.8	(29.9)
Effect of exchange rate changes on cash and cash equivalents	(0.8)	1.3
Net increase (decrease) in cash and cash equivalents	101.6	(51.9)
Cash and cash equivalents at beginning of year	45.3	335.7
Cash and cash equivalents at end of period	$146.9	$283.8

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income.  Examples include plant closures, restructuring charges and related costs, impairments, separation costs, environmental site expenses and related insurance recoveries, and certain other gains and losses. The Company also excludes RIP income/expense in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded as a component of operating income. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2020. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, legacy environmental matters and litigation. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company generates for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions and divestitures. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

In the following charts, numbers may not sum due to rounding.

Consolidated Results From Continuing Operations – Adjusted EBITDA

	For the Three Months Ended March 31,
	2020	2019
(Loss) earnings from continuing operations, As Reported	$(223)	$36
(Less)/Add: Income tax (benefit) expense, as reported	(78)	13
(Loss) earnings before tax, As Reported	$(300)	$50
Add: Interest/other income and expense, net	376	5
Operating Income, As Reported	$76	$55
Add: RIP Cost (1)	1	1
Add: Litigation Expense	-	20
Add: Net Environmental Expenses	1	-
Operating Income, Adjusted	$78	$76
Add: D&A	18	16
Adjusted EBITDA	$97	$92

(1) U.S. pension expense represents only the service cost related to the RIP that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our RIP.

Mineral Fiber

	For the Three Months Ended March 31,
	2020	2019
Operating Income, As Reported	$70	$48
Add: Litigation Expense (1)	-	20
Add: Net Environmental Expenses	1	-
Operating Income, Adjusted	$71	$67
Add: D&A	16	15
Adjusted EBITDA	$87	$82

(1) Represents Rockfon litigation costs and settlement.

Architectural Specialties

	For the Three Months Ended March 31,
	2020	2019
Operating Income, As Reported	$8	$9
Add: D&A	2	1
Adjusted EBITDA	$10	$10

Unallocated Corporate

	For the Three Months Ended March 31,
	2020	2019
Operating (Loss), As Reported	$(2)	$(2)
Add: U.S. Pension Cost (1)	1	1
Operating (Loss), Adjusted	$(0)	$(1)
Add: D&A	-	1
Adjusted EBITDA	$-	$-

(1) U.S. pension expense represents only the service cost related to the U.S. pension plan that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan.

Adjusted Free Cash Flow

	For the Three Months Ended March 31,
	2020	2019
Net cash provided by operations	$26	$15
Net cash provided by (used for) investing activities	10	(38)
Add: Acquisitions, net	-	43
Add: Litigation, net	-	3
Add/(Less): Environmental Payments (Recoveries), net	1	(5)
Adjusted Free Cash Flow	$36	$18

Consolidated Results From Continuing Operations – Adjusted Diluted Earnings Per Share

	For the Three Months Ended March 31,
	2020		2019
	Total	Per Diluted Share	Total	Per Diluted Share
(Loss) earnings from continuing operations, As Reported	$(223)	$(4.64)	$36	$0.73
Add: Income tax expense, as reported	(78)		13
(Loss) earnings from continuing operations before income taxes, As Reported	$(300)		$50
Add/(Less): RIP Expense (Credit) (1)	372		(2)
Add: Litigation Expense	-		20
Add: Net Environmental Expenses	1		-
Adjusted earnings from continuing operations before income taxes	$72		$68
(Less): Adjusted Income tax expense (2)	(19)		(18)
Adjusted net income (3)	$54	$1.10	$49	$1.00
Adjusted EPS Change versus Prior Year	10%

Diluted Shares Outstanding (4)	48.7		49.5
As Reported Tax Rate	26%		27%

(1) RIP expense (credit) represents the entire actuarial net periodic pension expense (credit) recorded as a component of earnings from continuing operations. For all periods presented, we were not required and did not make cash contributions to our RIP.

(2) Adjusted income tax expense is calculated using the as reported tax rate multiplied by the adjusted earnings from continuing operations before income taxes.

(3) Q1 2019 EPS was originally reported at $1.10 using a different methodology for taxes which was corrected in Q2 2019 down to $1.00.

(4) 2020 Dilutive shares outstanding include anti-dilutive common stock equivalents which are excluded from GAAP accounting. 2019 dilutive shares outstanding are as-reported.